Exhibit 99.1


Online Vacation Center Holdings Corp. announced today the consummation of the sale of its Phoenix International Publishing Unit

April 1, 2008

PLANTATION, Fla., -- (BUSINESS WIRE) -- Online Vacation Center Holdings Corp. (OTCBB: ONVC) announced today the consummation of the sale of its Phoenix International Publishing Unit.

On March 31, 2008, Online Vacation Center Holdings Corp. completed the sale of its Phoenix International Publishing LLC unit to Simon Todd pursuant to the terms of an Acquisition Agreement, dated March 31, 2008, by and among Online Vacation Center Holdings Corp., a Florida corporation, Phoenix International Publishing, a Delaware limited liability corporation, and Simon Todd.

Pursuant to the Acquisition Agreement, ONVC received 1,250,000 shares of ONVC common stock from Simon Todd at closing. Upon execution of the Acquisition Agreement, Mr. Todd resigned as Vice President of ONVC. Prior to the acquisition of Phoenix by ONVC, Mr. Todd was the owner, sole member and President of Phoenix. ONVC acquired Phoenix from Simon Todd on August 31, 2006 for 1,450,000 shares of ONVC common stock.

Edward Rudner, CEO of Online Vacation Center Holdings Corp. said. "While we are sorry to lose Simon as a member of our senior management team, the sale of Phoenix is consistent with our previous commitment to focus on synergistic business lines such as Dunhill Vacations and Online Vacation Center."

About Online Vacation Center Holdings

Online Vacation Center Holdings Corp. is a Florida holding company, focused on building a network of diversified vacation marketers with a wide range of products that can be cross-sold to an extensive customer base. Online Vacation Center Holdings Corp. is one of the country's largest cruise retailers. Its portfolio of travel companies, including Online Vacation Center, Dunhill Vacations and Curves Travel, allows customers to research, plan and purchase a vacation. The Company, based in Plantation, Florida, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Forward Looking Statements

This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, assumptions and projections about Online Vacation Center Holdings Corp. ("ONVC") and its industry. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to: the business and economic conditions, growth trends in the travel industry; variation in customer demand for ONVC's products and services, our dependency on travel providers for their inventory and other risks described in ONVC's Annual Report on Form 10-KSB for fiscal 2006 filed with the SEC on March 21, 2006 and in other SEC filings made after the date of this press release. Any forward-looking statements are based on management's beliefs as of the date of this press release and we undertake no obligation to update these statements for any reason, even if new information becomes available.
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ONVC-F

SOURCE: Online Vacation Center Holdings Corp.

Online Vacation Center Holdings Corp.
Edward B. Rudner, 954-377-6400